Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 24, 2011, NCR Corporation (NCR) completed its acquisition of Radiant Systems, Inc. (Radiant). On August 22, 2011, NCR entered into a five-year secured credit facility to borrow up to $1.4 billion (the Secured Credit Facility), under which $1.1 billion was drawn to fund a portion of the purchase price for the acquisition. We refer to the acquisition of Radiant and the Secured Credit Facility (and the borrowing of funds thereunder to fund the acquisition) together as the Transaction. The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented as if the Transaction had occurred on June 30, 2011. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 are presented as if the Transaction had occurred on January 1, 2010 and exclude results from discontinued operations.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period as we finalize the valuations of deferred taxes and tax contingencies in connection with the acquisition of Radiant.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the acquisition been completed as of the dates presented, and should not be taken as representation of our future consolidated results of operations or financial condition. The unaudited pro forma condensed combined financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Transaction.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of NCR included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011, as well as Radiant's historical consolidated financial statements and accompanying notes for the year ended December 31, 2010 and for the three and six month periods ended June 30, 2011, included as Exhibit 99.1 and 99.2, respectively, in this Current Report on Form 8-K/A.

NCR Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2011

	As Reported		Pro Forma Adjustments		Pro Forma Combined
In millions, except per share amounts	NCR	Radiant(1)
Assets
Current assets
Cash and cash equivalents	$457	$103	$(134)	(a)	$426
Accounts receivable, net	980	56	—		1,036
Inventories, net	810	41	—		851
Other current assets	328	23	18	(l)	369
Total current assets	2,575	223	(116)		2,682
Property, plant and equipment, net	453	25	(7)	(h)	471
Goodwill	115	114	677	(b)	906
Intangible Assets, net	13	31	288	(c)	332
Prepaid pension cost	325	—	—		325
Deferred income taxes	628	2	8	(k)	557
			(81)	(l)
Other assets	395	17	(15)	(i)	428
			3	(l)
			28	(d)
Total assets	$4,504	$412	$785		$5,701
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$1	$11	$(11)	(e)	$1
Accounts payable	548	19	—		567
Payroll and benefits liabilities	171	15	—		186
Deferred service revenue and customer deposits	396	28	(6)	(f)	418
Other current liabilities	402	19	39	(k)	460
Total current liabilities	1,518	92	22		1,632
Long-term debt	10	1	1,100	(d)	1,111
Pension and indemnity plan liabilities	1,279	—	—		1,279
Postretirement and postemployment benefits liabilities	304	—	—		304
Income tax accruals	136	3	—		139
Environmental liabilities	221	—	—		221
Other liabilities	40	15	(2)	(j)	50
			(3)	(l)
Total liabilities	3,508	111	1,117		4,736
Stockholders’ equity
NCR stockholders’ equity
Preferred stock	—	—	—		—
Common stock	2	—	—		2
Paid-in capital	239	269	(269)	(g)	239
Retained earnings	1,981	27	(27)	(g)	1,950
			(31)	(k)
Accumulated other comprehensive (loss) income	(1,263)	5	(5)	(g)	(1,263)
Total NCR stockholders’ equity	959	301	(332)		928
Noncontrolling interests in subsidiaries	37	—	0		37
Total stockholders’ equity	996	301	(332)		965
Total liabilities and stockholders’ equity	$4,504	$412	$785		$5,701
(1) Certain reclassifications were made to conform to NCR's financial statement presentation. Refer to Note 3 below for further discussion.
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NCR Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2010

	As Reported		Pro Forma Adjustments		Pro Forma Combined
In millions, except per share amounts	NCR	Radiant(1)
Product revenue	$2,403	$162	$—		$2,565
Service revenue	2,416	184	—		2,600
Total revenue	4,819	346	—		5,165
Cost of products	1,925	89	19	(aa)	2,033
Cost of services	1,930	97	(2)	(cc)	2,025
Selling, general and administrative expenses	703	102	10	(aa)	815
Research and development expenses	162	26	—		188
Total operating expenses	4,720	314	27		5,061
Income from operations	99	32	(27)		104
Interest expense	(2)	(1)	(29)	(dd)	(32)
Other expense, net	(11)	—	—		(11)
Income from continuing operations before income taxes	86	31	(56)		61
Income tax expense (benefit)	(28)	9	(20)	(ee)	(39)
Income from continuing operations	114	22	(36)		100
Net income attributable to noncontrolling interests	3	—	—		3
Income from continuing operations attributable to NCR common stockholders	$111	$22	$(36)		$97
Income per share attributable to NCR common stockholders:
Basic	$0.69				$0.61
Diluted	$0.69				$0.60
Weighted average common shares outstanding
Basic	159.8				159.8
Diluted	161.2				161.2
(1) Certain reclassifications were made to conform to NCR's financial statement presentation. Refer to Note 3 below for further discussion.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NCR Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2011

	As Reported		Pro Forma Adjustments		Pro Forma Combined
In millions, except per share amounts	NCR	Radiant(1)
Product revenue	$1,144	$90	$—		$1,234
Service revenue	1,263	97	—		1,360
Total revenue	2,407	187	—		2,594
Cost of products	930	48	9	(aa)	987
Cost of services	997	50	(1)	(cc)	1,046
Selling, general and administrative expenses	345	54	5	(aa)	403
			(1)	(bb)
Research and development expenses	82	14	—		96
Total operating expenses	2,354	166	12		2,532
Income from operations	53	21	(12)		62
Interest expense	(1)	—	(15)	(dd)	(16)
Other expense, net	5	—	—		5
Income from continuing operations before income taxes	57	21	(27)		51
Income tax expense (benefit)	9	7	(9)	(ee)	7
Income from continuing operations	48	14	(18)		44
Net income attributable to noncontrolling interests	3	—	—		3
Income from continuing operations attributable to NCR common stockholders	$45	$14	$(18)		$41
Income per share attributable to NCR common stockholders:
Basic	$0.28				$0.26
Diluted	$0.28				$0.25
Weighted average common shares outstanding
Basic	158.5				158.5
Diluted	161.2				161.2
(1) Certain reclassifications were made to conform to NCR's financial statement presentation. Refer to Note 3 below for further discussion.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. DESCRIPTION OF THE TRANSACTION

On July 11, 2011, NCR entered into an Agreement and Plan of Merger with its wholly-owned subsidiary, Ranger Acquisition Corporation, and Radiant Systems, Inc. (Radiant), pursuant to which NCR agreed to acquire Radiant. In accordance with the merger agreement, NCR commenced a tender offer to purchase all of the outstanding shares of common stock of Radiant at a price per share of $28.00 in cash, and on August 24, 2011, following the successful completion of the tender offer, Ranger Acquisition Corporation was merged with and into Radiant, with Radiant surviving the merger as a wholly-owned subsidiary of NCR.

In connection with the acquisition, on August 22, 2011, NCR entered into a five-year secured credit facility to borrow up to $1.4 billion (the Secured Credit Facility). The Secured Credit Facility consists of a term loan facility in an aggregate principal amount of $700 million and a revolving credit facility in an aggregate principal amount of $700 million. NCR used $1.1 billion in borrowings under the Secured Credit Facility to fund a portion of the purchase price for its acquisition of Radiant.

We refer to the acquisition of Radiant and the Senior Credit Facility (and the borrowing of funds thereunder to fund the acquisition) together as the Transaction. The total consideration paid for the acquisition of Radiant was approximately $1.2 billion in cash. Fair value of consideration transferred in connection with the acquisition of $1.2 billion included cash of $11 million to settle Radiant's secured credit facility.
2. BASIS OF PRO FORMA PRESENTATION
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (GAAP) and were derived based on the historical financial statements of NCR and Radiant after giving effect to the Transaction and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented as if the Transaction had occurred on June 30, 2011. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 are presented as if the Transaction had occurred on January 1, 2010 and exclude results of discontinued operations. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company's results.
Under the acquisition method of accounting, NCR measures and recognizes separately from goodwill the fair value as of August 24, 2011 of all identifiable assets acquired and liabilities assumed as part of the acquisition of Radiant. For purposes of measuring the fair value of the assets acquired and liabilities assumed, NCR has applied the accounting guidance for fair value measurements in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions, including historical and current market data. The preliminary allocation of the purchase price as detailed in Note 4, "Purchase Price Allocation" of these unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions that are subject to change as we finalize the fair values of deferred taxes, tax contingencies, and the residual goodwill. Notwithstanding those items, management believes that the assumptions provide a reasonable basis for presenting all of the significant effects of the Transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.
Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the Transaction. However, the transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to other current liabilities and a decrease to retained earnings.
The unaudited pro forma condensed combined financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Transaction.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)
intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transaction been effective during the periods presented or the results that may be obtained by the combined company in the future. Additionally, the unaudited pro forma condensed combined financial statements should be read in conjunction with NCR's historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and Radiant's historical consolidated financial statements and accompanying notes for the year ended December 31, 2010 and for the three and six month periods ended June 30, 2010, which are included as Exhibit 99.1 and Exhibit 99.2 to the Form 8-K/A with which these unaudited pro forma condensed combined financial statements are filed.
3. RECLASSIFICATIONS
Based on the amounts reported in the consolidated statements of operations and balance sheets of NCR and Radiant for the year ended December 31, 2010 and as of and for the year ended June 30, 2011, certain financial statement line items included in Radiant's historical presentation have been reclassified to conform to corresponding financial statement line items included in NCR's historical presentation. These reclassifications have no material impact on the historical operating income, net income from continuing operations attributable to NCR common stockholders, total assets, total liabilities or stockholders' equity reported by NCR or Radiant. Among the reclassifications is a change to combine revenues and cost of revenues historically presented as maintenance and transaction services, subscription services and professional services into service revenue and cost of services. Systems revenues and cost of revenues are included in product revenues and cost of products.
Given the amount of intangible assets acquired as part of the Transaction, acquired intangible assets will be shown as a separate line item on the face of NCR's consolidated balance sheet. Previously, these acquired intangible assets were included in other assets within NCR's consolidated balance sheet.
4. PURCHASE PRICE ALLOCATION
Pursuant to our business combinations accounting policy, the total preliminary purchase price for Radiant was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the purchase price over the preliminary net tangible and intangible assets was recorded as goodwill. The goodwill arising from the acquisition of Radiant consists largely of the synergies expected from combining the operations of NCR and Radiant. The primary areas of the purchase price allocation that are not yet finalized relate to the fair values of deferred taxes, tax contingencies, and the residual goodwill. We expect to continue to obtain information to assist us in determining the fair value of deferred taxes and tax contingencies during the measurement period (up to one year from the acquisition date).
Our preliminary purchase price allocation for Radiant is as follows:

Preliminary allocation of purchase price	Amount
(in millions)
Net tangible assets (liabilities)	$96
Identifiable intangible assets	319
Goodwill	791
Total purchase price	$1,206

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)
The following table sets forth the components of intangible assets acquired in connection with the Radiant acquisition:

	Estimated Fair Value	Weighted Average Amortization Period
	(in millions)	(years)
Reseller Network	$88	13
Direct customer relationships	74	15
Technology - Software and Hardware	106	6
Trademarks	48	9
Noncompete agreements	2	2
Internally developed software	1	2
Total acquired intangible assets	$319
5. PRO FORMA ADJUSTMENTS
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements. Such information does not purport to be indicative of the results of operations or financial position that actually would have resulted had the Transaction occurred on the date indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing the Current Report on Form 8-K/A to which these unaudited pro forma condensed combined financial statements are an exhibit.
(a) To record cash paid to owners of Radiant, cash paid to settle Radiant's secured credit facility in conjunction with the Transaction and debt issuance costs offset by net proceeds from the Credit Agreement. The table below details the cash activity (in millions):

Proceeds from Credit Agreement	$1,100
Debt issuance costs	(28)
Cash to owners of Radiant	(1,195)
Cash to settle Radiant's secured credit facility	(11)
Net cash activity	$(134)
(b) To eliminate Radiant's historical goodwill and record the preliminary estimate for goodwill for the Transaction.

In millions	Radiant Historical Goodwill	Preliminary Estimate	Net Increase
Goodwill	$114	$791	$677
(c) To record the difference between Radiant's historical intangible assets, net, and the fair values of the intangible assets acquired. Refer to Note 4 above.

In millions	Radiant Historical Intangible Assets	Radiant Intangible Assets Acquired	Net Increase
Intangible Assets, net	$31	$319	$288
(d) To record $1.1 billion of long-term borrowings under the Secured Credit Facility used to finance the Transaction and to record the new debt issuance costs related to the financing of $28 million which is reflected as an increase to other assets in the combined balance sheet as of June 30, 2011. The new debt issuance costs will be amortized using either the effective interest or straight line method depending on the debt instrument to which the costs pertain.
(e) To record the settlement of Radiant's secured credit facility in conjunction with the Transaction.
(f) To eliminate the estimated amount of deferred revenue associated with products and services for which NCR has no remaining performance obligation. The related effect on the unaudited pro forma condensed combined statement of

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)
operations for 2010, which would be a reduction of service revenue of $3 million, has not been adjusted.
(g) To eliminate Radiant's historical equity.
(h) To adjust Radiant's property, plant and equipment to its estimated fair value. The reduction to Radiant's depreciation expense resulting from this pro forma adjustment is immaterial to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and the for the six months ended June 30, 2011.
(i) To eliminate capitalized software recorded in the historical Radiant balance sheet as part of recording the identifiable intangible assets obtained in the Transaction.
(j) To adjust Radiant's deferred rent liability to fair value under the acquisition method of accounting. The reduction to Radiant's rent expense resulting from this adjustment is immaterial to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and the for the six months ended June 30, 2011.
(k)To record non-recurring merger-related costs of approximately $39 million incurred by the combined companies in connection with the acquisition in other current liabilities. The pro forma adjustment resulted in a decrease to retained earnings by $31 million for the net of tax impact and an increase to non-current deferred income taxes by $8 million for the related tax benefit. Total merger-related costs incurred were approximately $40 million of which $1 million is recorded in the historical NCR statement of operations for the six months ended June 30, 2011.
(l) Primarily represents the estimated deferred taxes related to the fair value adjustments recorded for the assets acquired and liabilities assumed, excluding goodwill. In addition, the adjustments include current and deferred tax benefits related to stock options and restricted stock that immediately vested as a result of the Transaction. The tax impact was calculated using the weighted average estimated income tax rates applicable to the domestic and foreign jurisdictions in which the pro forma adjustments are expected to be recorded.
(aa) To reflect an increase to Radiant amortization expense resulting from identifiable intangible assets obtained from the Transaction. The pro forma adjustment assumes that the identifiable intangibles will be amortized over the period of time the assets are expected to contribute to future cash flows. Incremental amortization recorded for the Transaction approximates $29 million for the year ended December 31, 2010, $19 million of which is reflected in cost of products and $10 million of which is reflected in selling, general and administrative expenses in the unaudited pro forma condensed combined statements of operations. Incremental amortization for the six month period ended June 30, 2011 approximated $14 million, $9 million of which is reflected in cost of products and $5 million of which is reflected in selling, general and administrative expenses.
(bb) To record an adjustment to eliminate $1 million of merger related costs that were recorded in the historical NCR statement of operations for the six months ended June 30, 2011 in selling, general and administrative expenses as it is non-recurring in nature.
(cc) To reflect a reduction in amortization expense resulting from capitalized software recorded in the historical Radiant balance sheet that was eliminated as part of recording the identifiable intangible assets obtained in the Transaction. Amortization expense was reduced by approximately $2 million and $1 million for the year ended December 31, 2010 and for the six month period ended June 30, 2011, respectively, and is reflected in cost of services in the unaudited pro forma condensed combined statements of operations.
(dd) To record estimated interest expense for the $1.1 billion in long-term borrowings under the Secured Credit Facility, used to finance a portion of the Radiant acquisition, at the rate in effect at the time of the Transaction (which was 2.19%) as well as the new debt issuance costs that will be amortized to interest expense using either the effective interest or straight line method depending on the debt instrument to which the costs pertain. The proforma adjustment to interest expense also includes the elimination of historical interest expense that Radiant recorded for its $11 million secured credit facility, which was paid off simultaneously with the Transaction.
An increase or decrease of 0.125% per annum in the assumed rates on borrowings under the Secured Credit Facility would increase or decrease our annual interest expense by $1 million.
The pro forma interest expense adjustment on the $1.1 billion in long-term borrowings does not reflect the effect of the interest rate swap that was executed in October 2011. The interest rate swap agreement fixes the interest rate, based on LIBOR, on a portion of the outstanding borrowings under the Secured Credit Facility through August 22, 2016.

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

in millions	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Interest expense on long-term borrowings of $1.1 billion	$24	$12
Amortization of new debt issuance costs	6	3
Elimination of interest expense on Radiant debt settled as part of the Transaction	(1)	—
Net increase in interest expense	$29	$15
(ee) To record the estimated income tax effect on the pro forma adjustments at the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The weighted average estimated income tax rates were 35% and 36% for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had NCR and Radiant filed consolidated income tax returns during the periods presented.